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EXHIBIT NO. 23.2



INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 2 to Registration Statement No. 333-06957 of Hyperion Telecommunications, Inc. of our report (which expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for income taxes) dated June 28, 1996 (August 1, 1996 as to the sixth paragraph of Note 6), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

August 8, 1996